EX.99.IND.PUB.ACCT
Changes in Registrant’s Certifying Accountant

As of July 23, 2018, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the Independent Registered Public Accountant for the High Income Securities Fund (formerly known as the Putnam High Income Securities Fund), ((the “Fund”).  The Fund’s Board of Trustees and Audit Committee approved the decision to change PwC as the independent registered public accountant.

The reports of PwC on the financial statements of the Funds for the fiscal years ended August 31, 2016 and August 31, 2017 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended August 31, 2016 and August 31, 2017 and through July 23, 2018, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years.

The Fund has provided PwC with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in this Current Report on Form N-CSR and has requested that PwC furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements made by the Fund in this Current Report on Form N-CSR. A copy of PwC letter, dated November 7, 2018, is filed as an Exhibit to this Current Report on Form N-CSR.

The Fund, with the approval of its Board of Trustees and its Audit Committee, engaged Tait, Weller & Baker LLC as the new Independent Registered Public Accountant, effective as of July 30, 2018.

During the Fund’s fiscal years ended August 31, 2017 and 2016, and the subsequent interim period through July 30, 2018, neither the Fund nor anyone acting on its behalf consulted with Tait, Weller & Baker LLC regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.